As filed with the United States Securities and Exchange Commission on March 31, 2004

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3297858
(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification No.)

201 Edgewater Drive, Suite 285

Wakefield, Massachusetts 01880

(781) 224-0880 / (781) 224-4216 (fax)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory A. Serrao

Chairman, President and Chief Executive Officer

201 Edgewater Drive, Suite 285

Wakefield, Massachusetts 01880

(781) 224-0880 / (781) 224-4216 (fax)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Amy M. Shepherd, Esq.

Baker & Hostetler, LLP

65 East State Street, Suite 2100

Columbus, Ohio 43215

(614) 462-4712 / (614) 462-2616 (fax)

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.01 par value per share(3)	2,582,397	$16.135	$41,666,976	$5,279.21

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend, or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ National Market on March 29, 2004.
(3)	Such shares are being registered for resale from time to time by certain selling stockholders named herein.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 31, 2004

PROSPECTUS

American Dental Partners, Inc.

2,582,397 SHARES OF COMMON STOCK

The shares of our common stock that are offered by this prospectus are shares issued in connection with the following:

1.	Purchase Agreement dated January 8, 1996 by and between American Dental Partners, Inc. and Summit Ventures IV, L.P. and Summit Investors II, L.P., as amended, and Subscription Agreements dated January 11, 1996 by Summit Ventures IV, L.P. and Summit Investors II, L.P.; and

2.	Acquisition and Exchange Agreement dated November 11, 1996, among American Dental Partners, Inc., PDHC, Ltd., and the Shareholders of PDHC, Ltd. (also referred to as Park Dental).

The shares are being offered for sale from time to time pursuant to this prospectus for the account of the named entities or persons who currently own the shares, and we refer to these entities or person as the selling stockholders.

The selling stockholders will determine when they will sell their shares. The selling stockholders may offer their shares through public or private transactions, on or off the NASDAQ National Market, at prevailing market prices or at privately negotiated prices. Securities laws and SEC regulations may require the selling stockholders to deliver this prospectus to purchasers when the selling stockholders resell their shares of common stock.

We will not receive any of the proceeds from the sale of shares by the selling stockholders.

We will not be paying any underwriting commissions or discounts in the offering of these shares. We will, however, be paying for substantially all of the other expenses incurred to register the shares for resale. The selling stockholders will receive the purchase price of the shares sold less any agents’ commissions and underwriters’ discounts and other related expenses. We are not selling any shares of our common stock under this prospectus for our account. The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section titled “Plan of Distribution.”

Our common stock is traded on the NASDAQ National Market under the trading symbol “ADPI.” On March 30, 2004, the closing sale price of the common stock on the NASDAQ National Market was $16.69.

Our principal executive offices are located at 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880, and our telephone number is (781) 224-0880.

Investing in our securities involves risks. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2004.

In this prospectus, “ADPI,” “we,” “us” and “our” refer to American Dental Partners, Inc., and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus constitutes part of a registration statement on Form S-3 that has been filed with the United States Securities and Exchange Commission, or SEC. SEC rules permit us to omit certain of the information contained in the registration statement. For such information, please refer to the registration statement on file with the SEC, including the exhibits to the registration statement.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus and the information incorporated by reference herein contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions, among others, identify forward-looking statements. Forward-looking statements speak only as of the date the statement was made. We have based these forward-looking statements on our current expectations and projections about future events. Such forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied. Certain factors that might cause such a difference include, among others,

•	risks associated with overall or regional economic conditions,

•	our affiliated dental groups’ contracts with third party payors and the impact of any terminations or potential terminations of such contracts,

•	the cost of and access to capital,

•	fluctuations in labor markets,

•	our acquisition and affiliation strategy,

•	management of growth,

•	dependence upon affiliated dental groups,

•	dependence upon service agreements, and

•	government regulation of the dental industry.

All of our forward-looking statements are expressly qualified by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

The Company

American Dental Partners, Inc. (“ADPI”) is a leading provider of business services to multi-disciplinary dental groups in selected markets throughout the United States. We are committed to the growth and success of our affiliated dental groups, and we make substantial investments to support each affiliated dental group’s growth. We assist our affiliates with organizational planning and development; recruiting, retention and training programs; quality assurance initiatives; facilities development and management; employee benefits administration; procurement; information systems; marketing and payor relations; and financial planning, reporting and analysis. At December 31, 2003, we were affiliated with 19 dental groups, comprising 396 dentists practicing in 171 locations in 17 states.

American Dental Partners, Inc. is a Delaware corporation. Our principal executive offices are located at 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880, and our telephone number is (781) 224-0880. We maintain a website at www.amdpi.com. Information on our website does not constitute a part of this prospectus.

The Offering

Common stock offered by the selling stockholders	2,582,397 shares (1)
Common stock currently outstanding (2)	7,476,486 shares
Use of proceeds	We will not receive any of the proceeds of the sales of common stock by the selling stockholders
NASDAQ National Market symbol	ADPI

(1)	The number of shares that may actually be sold by the selling stockholders will be determined by each selling stockholder. The selling stockholders may sell all, some, or none of the shares of common stock that are subject to sale pursuant to this prospectus.
(2)	As of March 29, 2004.

RISK FACTORS

You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business and an investment in the securities. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of our common stock to decline, which in turn could cause you to lose all or part of your investment.

We are dependent on the performance of our affiliated dental groups for our revenue.

Our revenue depends primarily on revenue generated by dental group practices, or professional corporations, with which we affiliate. We do not employ dentists or control the clinical practices of the affiliated dental group practices. There can be no assurance that affiliated dental group practices will maintain successful operations or that any of the key members of a particular dental group practice will continue practicing with that practice. Availability of dentists, hygienists or assistants could have a material adverse effect on our expansion opportunities. To the extent permitted by state law, each affiliated dental group practice has entered into non-competition agreements and other restrictive covenants with dentists under their employ. There can be no assurance that these restrictive covenants are or will be sufficient to protect the interests of the affiliated dental group practices or that a court would enforce such agreements. Any material loss of revenue by the affiliated dental group practices, whether through the loss of existing dentists, the inability to attract new dentists or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

We are dependent upon the service agreements we have entered into with each of our affiliated dental group practices for substantially all of our operating revenue. Revenue generated from our service agreement with one of those affiliated dental group practices, Park Dental, represented approximately 31% of our consolidated net revenue for the year ended December 31, 2003. The termination of this service agreement would have a material adverse effect on our business, financial condition and results of operations.

Any material loss in revenue by one or more affiliated dental group practices would have a material adverse effect on their ability to reimburse us for expenses and to pay service fees. The failure to receive such amounts could have a material adverse effect on our business, financial condition and results of operations. Furthermore, in the event of a breach of a service agreement by an affiliated dental group practice, there can be no assurance that the remedies available to us under the service agreements will be enforceable or will be adequate to compensate us for our damages resulting from such breach.

Our revenues maybe adversely affected by third party payor cost containment efforts and capitation arrangements.

A significant portion of the payments for dental care that is received by the affiliated dental group practices is paid or reimbursed under insurance programs, or third party payors. While payor mix varies from market to market, the aggregate payor mix percentage of our affiliated group practices for the year ended December 31, 2003 was approximately 40% fee-for-service (which includes indemnity plans), 37% preferred provider organization plans and 23% capitated managed care plans. Third party payors are continually negotiating the fees charged for dental care, with a goal of containing reimbursement and utilization rates. Loss of revenue by our affiliated dental group practices caused by third party payor cost containment efforts could have a material adverse effect on our business, financial condition and results of operations.

Additionally, some third-party payor contracts are capitated arrangements. Under such contracts, the affiliated dental group practice receives a capitated payment, calculated on a per member per month basis, to provide care to the covered enrollees and generally receives a co-payment from the patient at the time care is provided. Such payment methods shift a portion of the risk of providing care from the third party payors to the affiliated dental group practices. To the extent that patients covered by such contracts require more frequent or extensive care than is anticipated, there may be a shortfall between the capitated payments received by the affiliated dental group practices and the costs to provide the contracted services. These shortfalls may impact us by the possible reduction in expense reimbursement and service fees from the affiliated dental group practices. There can be no assurance that our affiliated dental group practices will be able to negotiate satisfactory third-party payor arrangements. Insufficient revenue under capitated contracts or other agreements with third party payors or termination of capitated contracts or other insurance program by third party payors could have a material adverse effect on our business, financial condition and results of operations.

Our future affiliations may not be successfully integrated or completed on acceptable terms.

Our strategy includes expansion through affiliations with leading dental group practices in new and existing markets and the expansion of such affiliated practices. Affiliations involve numerous risks, including failure to retain key personnel and contracts of the affiliated dental group practices and the inability to work successfully with us as a business partner. There can be no assurance that we will be able to complete additional affiliations on acceptable terms and conditions or that we will be able to successfully serve as a business partner to additional dental group practices. Further, we cannot assure you that we will be able to successfully integrate future affiliations as dental group partners in our operations. In addition, the costs of unsuccessful affiliation efforts may adversely affect our business, financial condition or results of operations.

We may not realize the expected value of our intangible assets.

A significant portion of our total assets are represented by intangible assets, with the amount expected to increase in connection with future acquisitions and affiliations. In addition, amortization expense associated with the definite lived intangible assets will increase in the future as a result of definite lived intangibles recorded in connection with acquisitions and affiliations. In the event of any sale or liquidation of us or a portion of our assets, there can be no assurance that the value of our intangible assets will be realized. Management performs an impairment test on definite lived intangibles when facts and circumstances exist which would suggest that the definite lived intangible assets may be impaired, such as loss of key personnel, change in legal factors or competition. If impairment were determined, we would make the appropriate adjustment to the intangible asset to reduce the asset’s carrying value to fair value. Any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on our business, financial condition and results of operations.

We may not realize the expected value of our goodwill.

A portion of our total assets are represented by goodwill, the amount of which could increase in connection with future acquisitions. In the event of any sale or liquidation of us or a portion of our assets, there can be no assurance that the value of our goodwill will be realized. In addition, management performs an impairment test on goodwill on an annual basis or on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment loss has been incurred. If impairment were determined, we would make the appropriate adjustment to goodwill to reduce the asset’s carrying value. Any future determination requiring the write off of a significant portion of goodwill could have a material adverse effect on our business, financial condition and results of operations.

Our operating results may be adversely affected by professional liability claims against our affiliated dental group practices.

Our affiliated dental group practices could be exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damages that could exceed the limits of any applicable insurance coverage. It is possible that such claims could be asserted against us as well as the affiliated dental group practices. If such a claim is brought against an affiliated dental group practice or dentist, the professional liability insurance premiums of that affiliated dental group practice could materially increase. Also, fees payable to us from a dental group practice could be adversely affected if damages payable by that practice exceed insurance coverage limits. Our service agreements require that we be named as an additional insured party under the liability insurance policy that each affiliated dental group practice is required to maintain. In addition, we require each affiliated dental group practice to indemnify us for actions or omissions related to the delivery of dental care by such affiliated dental group practice. However, a successful professional liability claim against us or an affiliated dental group practice could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly regulated environment.

The dental industry and dental practices are highly regulated at the state and federal levels. The laws of many states, including states where we operate and anticipate operating, prohibit entities not wholly owned or controlled by dentists from practicing dentistry (which in some states includes owning, managing or controlling the assets, equipment or offices used in a dental practice), employing dentists and, in some circumstances, dental assistants and dental hygienists, or exercising control over the provision of dental services. These laws also often regulate the content of advertisements of dental services. We and our affiliated dental groups are also subject to state and/or federal licensure, fraud and abuse, anti-kickback, false claims, fee splitting, self-referral, antitrust and safety and health laws and regulations. At the state level, many of these laws and regulations vary widely. In addition, these laws and regulations are enforced by federal and state regulatory authorities with broad discretion. We do not, and do not intend to, control the practice of dentistry by the affiliated dental group practices or their compliance with the regulatory requirements directly applicable to dentists or the practice of dentistry. However, there can be no assurance that any review of our business relationships, including our relationship with affiliated dental group practices, by courts or other regulatory authorities, will not result in determinations that could have a material adverse effect on our operations, or that the laws and regulatory environment will not change to restrict or limit the enforceability of our service agreements. The laws and regulations of some states in which we currently operate or may seek to expand may require us to change our contractual relationships with dental group practices in a manner that may restrict our operations in those states or may prevent us from affiliating with dental groups or providing comprehensive business services to dental groups in those states. To the extent that contracts between third party payors and any affiliated dental group practice or us, including self-insured plans, on a capitated or other basis which causes such affiliated dental group practices or us to assume a portion of the financial risk of providing dental care, we or such affiliated dental group practices may become subject to state insurance laws, in which case we may be required to change the method of payment from third party payors or seek appropriate licensure. Any regulation of us or our affiliated dental group practices under insurance laws could have a material adverse effect on our business, financial condition and results of operations.

Our inability to draw upon or secure additional financing could impact the execution of our business strategy.

Our ability to execute our business strategy depends to a significant degree on our ability to obtain substantial capital, either generated internally or obtained from external sources, to finance future affiliations and acquisitions. To date, we have obtained financing through sales of equity securities and through our $75 million revolving credit facility. We have historically used a combination of cash, subordinated notes and common stock as consideration in affiliations and acquisitions and plan to use these sources in the future. In recent years, the consideration paid has consisted of cash, subordinated notes and common stock. However, our ability to use our common stock and subordinated notes as consideration for future affiliations or acquisitions may be adversely affected if our common stock fails to maintain a sufficient market value or if the affiliation or acquisition candidates are unwilling to accept our subordinated notes. Furthermore, while funds are currently available under our revolving credit facility, our ability to draw such funds is subject to certain terms and conditions, and there can be no assurance that we will be able to satisfy such terms and conditions. There can be no assurance that any other financing will be available to us, or if available, that such financing would be available on favorable terms.

Beneficial ownership by a small number of shareholders may affect the market price of our common stock.

As of March 29, 2004, Summit Ventures IV, L.P. and Summit Investors II, L.P. (referred to collectively herein as “Summit Partners”) and our directors and executive officers beneficially owned approximately 52.0% of our outstanding shares of common stock. If this group were to act together, it would have significant voting power with respect to, and may be able to control, the election of our directors and, in general, the determination of the outcome of all corporate actions requiring approval of stockholders, and thus control our business affairs and policies. Such control could also have the effect of delaying or preventing a change in control in us and consequently may adversely affect the market price of our common stock.

We are subject to provisions that may affect changes in control.

Provisions of our Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and of Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent our change in control or limit the price that certain investors might be willing to pay in the future for shares of our common stock. Among other matters, the Certificate of Incorporation provides for “blank check” preferred stock, which may be issued without stockholder approval, and requires all actions by stockholders to be taken at meetings of stockholders. The By-laws provide for a classified Board of Directors, meaning only a portion of our directors is elected each year. We are also subject to Section 203 of the Delaware General Corporation Law, which, subject to some exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business acquisitions with an “interested stockholder” for a period of three years following the date such stockholder became an interested stockholder.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

DIVIDEND POLICY

We have the ability to pay cash dividends on our Common Stock but have not to date. The terms of our revolving credit facility allow us to pay dividends and repurchase shares of our Common Stock in conjunction with our authorized stock repurchase program without the lenders’ consent up to certain maximums and compliance with certain covenants. Our Board of Directors intends for the foreseeable future to retain earnings to finance the continued operations and the expansion of our business.

SELLING STOCKHOLDERS AND OFFERING

The common stock offered by this prospectus represents 2,582,397 shares. All of the shares were acquired by the selling stockholders in connection with the following:

1.	Purchase Agreement dated January 8, 1996 by and between American Dental Partners, Inc. and Summit Ventures IV, L.P. and Summit Investors II, L.P., as amended, and Subscription Agreements dated January 11, 1996 by Summit Ventures IV, L.P. and Summit Investors II, L.P.; and

2.	Acquisition and Exchange Agreement dated November 11, 1996, among American Dental Partners, Inc., PDHC, Ltd., and the Shareholders of PDHC, Ltd. (also referred to as Park Dental).

The number of shares that may actually be sold by the selling stockholders will be determined by each selling stockholder. The selling stockholders may sell all, some, or none of the shares of common stock that are subject to sale pursuant to this prospectus.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. There can be no assurance that any shares of common stock will be sold pursuant to this prospectus.

The following table sets forth the number of shares of common stock held by the selling stockholders. Such information was obtained from the selling stockholders but has not been independently verified by us. Beneficial ownership is determined in accordance with SEC rules that consider shares to be beneficially owned by any person who has voting or investment power with respect to the shares. Common stock subject to options that are currently exercisable or exercisable within 60 days after March 29, 2004 are considered to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of a person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentages are computed based upon 7,476,486 shares of common stock outstanding as of March 29, 2004.

Selling Stockholders	Shares Beneficially Owned Before Offering	% of Outstanding Common Stock	Shares Offered(1)	Shares Beneficially Owned After Offering	% of Outstanding Common Stock
Summit Partners (2)	2,361,762	31.8%	2,361,762	0	*
Gregory T. Swenson, D.D.S(3)	285,998	3.8%	132,875	65,363	*
Jeanette L. Swenson, as trustee under the Swenson Irrevocable Trust dated October 21, 1997(3)	87,760	1.2%	87,760	0	—

*	Less than 1%.
(1)	We have no assurance that the selling stockholders will sell any of the securities being registered hereby.
(2)	Includes 2,272,016 shares owned of record by Summit Ventures IV, L.P. and 89,746 shares owned of record by Summit Investors II, L.P. Martin J. Mannion is a director of ADPI, and is a Managing Partner of the ultimate general partner of Summit Partners. As a result, Mr. Mannion may be deemed to beneficially own the 2,361,762 shares beneficially owned by Summit Partners. Mr. Mannion disclaims beneficial ownership of such shares.
(3)	The shares beneficially owned by Dr. Swenson include 87,760 shares held by the Swenson Irrevocable Trust dated October 21, 1997. Dr. Swenson is the grantor under the Trust, and is a director of ADPI. Pursuant to this prospectus, Dr. Swenson will offer 132,875 shares he owns directly, and the Swenson Irrevocable Trust referenced in the table will offer 87,760 shares. All of the 65,363 shares to be beneficially owned after the offering by Dr. Swenson are shares issuable to Dr. Swenson upon exercise of outstanding stock options which are currently exercisable or exercisable within 60 days of March 29, 2004.

PLAN OF DISTRIBUTION

We are registering under this prospectus a total of 2,582,397 shares of common stock, all of which shares may be sold from time to time by the selling stockholders. As used in this prospectus, “selling stockholders” includes transferees, donees, pledges, legatees, heirs, or legal representatives that sell shares received from a named selling stockholder after the date of this prospectus.

The shares were issued pursuant to subscription agreements described above. In connection with the issuance of the shares, we entered into registration rights agreements with the holders, pursuant to which we agreed to register the shares for resale, and to maintain such registration statement for a period of 120 days, or until all of the shares registered under the registration statement are sold, whichever is shorter.

The selling stockholders may sell the common stock offered under this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the selling stockholders can presently estimate the amount of this compensation. The selling stockholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders. At the time a particular offering of common stock is made and to the extent required, the aggregate number of shares being offered, the names of any underwriters, broker-dealers or agents, any discounts, concessions, or commissions, and other terms constituting compensation from the selling stockholders, and any discounts, concessions, or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.

The common stock offered under this prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

In connection with the sale of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell the common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Should any of the selling stockholders be an “underwriter” within the meaning of Section 2(11) of the Securities Act, each will be subject to the prospectus delivery requirements of the Securities Act.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. This prospectus also may be used, without our consent, by donees or pledgees of selling stockholders or by other persons acquiring shares and who wish to offer and sell pursuant to this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The shares of common stock offered under this prospectus were issued pursuant to exemptions from the registration requirements of the Securities Act. In connection with the issuance of these shares of common stock, we agreed to register the shares of common stock offered under this prospectus under the Securities Act. We and the selling stockholders have agreed to indemnify each other, and their respective controlling persons, against specific liabilities, including liabilities arising under the Securities Act and the Securities Exchange Act of 1934, or Exchange Act, in connection with the offer and sale of the shares. In addition, the selling stockholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act and/or Exchange Act. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

VALIDITY OF SECURITIES

The validity of the securities offered hereby has been passed upon for us by Baker & Hostetler LLP, Columbus, Ohio. Gary A. Wadman, a partner of Baker & Hostetler LLP, is our Secretary and owns 2,398 shares of common stock of ADPI.

EXPERTS

The consolidated financial statements for the year ended December 31, 2003 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of American Dental Partners, Inc. as of December 31, 2002, and for each of the years in the two-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and at 233 Broadway, New York, NY 10279. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov.

In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. We maintain a website at www.amdpi.com and we make available free of charge on or through our website our SEC filings, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Other than our SEC filings specifically incorporated by reference, we have not incorporated by reference into this registration statement the information on our website, and you should not consider it to be part of this document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Any statement made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the filings listed below, which have previously been filed with the SEC, and any future filings made with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until all the common stock offered by this prospectus has been sold and all conditions to the consummation of such sales have been satisfied (other than current reports furnished under Item 9 or Item 12 of Form 8-K unless specifically incorporated by reference by us). All of these filings, which contain important information about us, are considered a part of this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2003.

•	The description of our common stock, included under the heading “Description of Capital Stock” in the prospectus forming a part of our Registration Statement on Form S-4 filed with the SEC on June 16, 1998, and as amended by Amendment No. 1 to such Registration Statement filed on August 19, 1998; and as amended by Amendment No. 2 to such Registration Statement filed on November 18, 1998; and as amended by Amendment No. 3 to such Registration Statement filed on May 21, 1999; and as amended by Amendment No. 4 to such Registration Statement filed on April 17, 2000; and as amended by Amendment No. 5 to such Registration Statement filed on May 7, 2001; and as amended by Amendment No. 6 to such Registration Statement filed on May 10, 2002 and as amended by Amendment No. 7 to such Registration Statement filed on April 8, 2003 (File No. 333-56941); and

•	Our other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act after the date of this prospectus.

You may obtain copies of documents incorporated by reference in this document, without charge, by writing us, attention of the Corporate Secretary, at the address or calling us at the telephone number listed in “SUMMARY – The Company.”

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$5,279
Printing and engraving expenses	5,000
Legal fees and expenses	10,000
Accounting fees and expenses	30,000
Miscellaneous	4,721

Total	$55,000

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article 6 of our Amended and Restated By-Laws, a copy of which is filed as Exhibit 3(b), contains certain indemnification provisions adopted pursuant to authority contained in Section 145 of the DGCL. The By-Laws provide for the indemnification of our officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors or by our stockholders or otherwise as provided in Section 6.4 of Article 6 of the By-Laws, that: (i) they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests; (ii) in any action, suit, or proceeding by or in the right of us, they were not, and have not been adjudicated to have been liable to us; and (iii) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 6.3 of Article 6 of the By-Laws provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses actually and reasonably incurred in connection therewith. At present, there are no claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and we do not know of any threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

Under Section 145 of the Delaware Law and Section 6.7 of the By-Laws, we may purchase and maintain insurance on behalf of any person who is or was our director, officer, employee, or agent, or who, while serving in such capacity, is or was at our request, a director, officer, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against or incurred by such person in any such capacity whether or not the corporation would have the power to provide indemnity under Section 145 or the By-Laws. We have purchased a liability policy to indemnify our officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions set forth in the policy.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Article Ninth of our Second Amended and Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3(a), eliminates personal liability of our directors and our stockholders for monetary damages for breach of fiduciary as a director to the maximum extent permitted by Section 102(b)(7) of the DGCL.

The above discussion of our Certificate of Incorporation and By-Laws and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, By-Laws and statutes.

Item 16. EXHIBITS

5	Opinion of Baker & Hostetler LLP regarding legality of shares.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of KPMG LLP

23.3	Consent of Baker & Hostetler LLP (contained in Exhibit 5).

24.1	Power of Attorney (included on signature page).

Item 17. UNDERTAKINGS

(a)	Rule 415 Offerings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the United States Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Incorporated annual and quarterly reports.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to stockholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14d-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 or Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	Commission position on indemnification.

The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the Registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) of (4) of 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wakefield, State of Massachusetts, on this 31st day of March, 2004.

AMERICAN DENTAL PARTNERS, INC.

By:	/s/ Gregory A. Serrao
Name:	Gregory A. Serrao
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory A. Serrao, Breht T. Feigh, Gary A. Wadman and Amy M. Shepherd, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Capacity In Which Signed	Date

/s/ GREGORY A. SERRAO Gregory A. Serrao	Chairman, President and Chief Executive Officer and Director (principal executive officer)	March 31, 2004

/s/ BREHT T. FEIGH Breht T. Feigh	Executive Vice President – Chief Financial Officer and Treasurer (principal financial officer)	March 31, 2004

/s/ MARK W. VARGO Mark W. Vargo	Vice President – Chief Accounting Officer (principal accounting officer)	March 31, 2004

/s/ DR. ROBERT E. HUNTER Dr. Robert E. Hunter	Director	March 29, 2004

/s/ JAMES T. KELLY James T. Kelly	Director	March 31, 2004

/s/ MARTIN J. MANNION Martin J. Mannion	Director	March 29, 2004

/s/ GERARD M. MOUFFLET Gerard M. Moufflet	Director	March 30, 2004

/s/ DERRIL W. REEVES Derril W. Reeves	Director	March 30, 2004

/s/ DR. GREGORY T. SWENSON Dr. Gregory T. Swenson	Director	March 31, 2004

EXHIBITS INDEX

The following exhibits are filed as a part of this registration statement.

Exhibit No.	Description of Exhibit

5	Opinion of Baker & Hostetler LLP regarding legality of shares.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of KPMG LLP

23.3	Consent of Baker & Hostetler LLP (contained in Exhibit 5).

24.1	Power of Attorney (included on signature page).